                                                                    Exhibit 21.1



                   SIGNIFICANT SUBSIDIARIES OF DOMINO'S INC.



Domino's Pizza LLC                                     Michigan
Domino's Franchise Holding Co.                         Michigan
Domino's Pizza PMC, Inc.                               Michigan
Domino's Pizza California LLC                          California
DP CA COMM INC.                                        Michigan
DP CA CORP INC.                                        Michigan
Domino's Pizza International, Inc.                     Delaware
Domino's Pizza International Payroll Services, Inc.    Florida
Domino's Pizza Government Services Division, Inc.      Texas
Domino's Pizza NS Co.                                  Canada
Domino's Pizza of Canada, Inc.                         Canada
Domino's Pizza of France S.A.S.                        France